Exhibit 23.1

Certified Public Accountants & Business Consultants
___________________________________________________________________________________________________________________

Board of Directors
Riverdale Mining Inc.
Toronto, Ontario
Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 31, 2007, on the financial statements of Riverdale Mining Inc. as of March 31, 2007 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2Registration Statement filed with the Securities and Exchange Commission.

WILLIAMS & WEBSTER, P.S.
Williams & Webster, P.S.
Spokane, Washington

August 1, 2007

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center * 601 W. Riverside, Suite 1940 * Spokane, WA 99201
Phone (509) 838-5111 * Fax (509) 838-5114 * www.williams-webster.com